 CORPORATE INCOME PROPERTIES – ARC, INC.
ARTICLES OF AMENDMENT

Corporate Income Properties – ARC, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST: The Charter of the Corporation is hereby amended to change the name of the Corporation to ARC – Northcliffe Income Properties, Inc. and from and after the date of acceptance of these Articles of Amendment by the SDAT, Article SECOND of the Charter is hereby deleted in its entirety an in lieu thereof the following is substituted:

“The name of the Corporation is ARC – Northcliffe Income Properties, Inc.”

SECOND: The amendment to the Charter of the Corporation as hereinabove set forth has been duly approved by a majority of the Board of Directors of the Corporation without approval by the stockholders in accordance with the Charter and Bylaws of the Corporation and pursuant to Section 2-605 of the Maryland General Corporation Law.

THIRD: The undersigned President and Director acknowledges these Articles of Amendment to the Charter to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Director acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, Corporate Income Properties - ARC, Inc. has caused these Articles of Amendment to the Charter to be signed and acknowledged in its name and on its behalf by its President and Director and attested to by its Chief Financial Officer on this 13th day of December, 2010.

(Signature page attached hereto)

ATTEST:	Corporate Income Properties – ARC, Inc. (SEAL)

/s/ Brian S. Block	/s/ Nicholas S. Schorsch
Name: Brian S. Block Title: Chief Financial Officer	Name: Nicholas S. Schorsch Title: President and Director

(Signature page to Articles of Amendment)